Exhibit 10.01

April 30, 2014

Thomas Seifert

350 Ellis Street

Mountain View, CA 94043

Dear Thomas,

Reference is made to your employment offer letter dated January 15, 2014 (the “Offer Letter”). Captialized terms used but not defined herein shall have the meanings ascribed in them in the Offer Letter.

The Offer Letter is hereby amended to add a new paragraph as follows:

Additional Sign-On Bonus

In addition to your salary and your sign-on bonus, you will receive a second sign-on bonus in the amount of $500,000.00 (less applicable withholdings). This sign-on bonus will be paid in a single lump sum promptly after the date of your acceptance of this amendment to the Offer Letter (but in no event later than 15 days after such date), and will be subject to a repayment obligation. In the event you voluntarily leave the company or are terminated for Cause prior to three years from the date of the start of your employment with Symantec, you agree that you will repay the full amount of this second cash sign-on bonus.

Except as expressly modified hereby, all terms and conditions of the Offer Letter shall remain unchanged.

Please review this letter and confirm your acceptance by signing in the space indicated below, and either emailing (scanning) to USOnboarding@symantec.com or faxing to (650) 429-5252.

Sincerely,

James Grenier

Acting Chief Human Resources Officer

Accepted and agreed:

/S/ THOMAS SEIFERT	05/01/14
Signature	Date

Symantec Corporation World Headquarters • 350 Ellis Street Mountain View, CA 94043 United States • Phone: +1 650-527-8000